EXHIBIT (8)(m)(3)

AMENDMENT No. 5 TO AMENDED AND RESTATED

PARTICIPATION AGREEMENT (FRANKLIN/TEMPLETON)

Amendment No. 5 to

Amended and Restated Participation Agreement

Franklin Templeton Variable Insurance Products Trust

Franklin/Templeton Distributors, Inc.

Transamerica Life Insurance Company

Transamerica Capital, Inc.

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), Transamerica Life Insurance Company (the “Company” or “you”), and Transamerica Capital, Inc., your distributor, on your behalf and on behalf of certain Accounts, have previously entered into an Amended and Restated Participation Agreement dated May 1, 2007, and subsequently amended July 30, 2007, January 10 2008, November 1, 2008 and October 1, 2010, (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”). Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	A new Section 11 “Confidential Information” is hereby added to the Agreement as set forth in Attachment A to this Amendment;

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment as of October 31, 2011.

The Trust:	FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
Only on behalf of each Portfolio listed on Schedule C of the Agreement.	By:	/s/Karen L. Skidmore
	Name:	Karen L. Skidmore
	Title:	Vice President

The Underwriter:	FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

	By:	/s/Thomas M. Regner
	Name:	Thomas M. Regner
	Title:	Executive Vice President

The Company:	TRANSAMERICA LIFE INSURANCE COMPANY

	By:	/s/Arthur D. Woods
	Name:	Arthur D. Woods
	Title:	Vice President

The Distributor:	TRANSAMERICA CAPITAL, INC.

	By:	/s/Brenda L. Smith
	Name:	Brenda L. Smith
	Title:	Assistant Vice President

Attachment A

11.	Confidential Information

Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal and state laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with laws and regulations relating to personal information security and with all other applicable federal, state laws and regulations relating to personal information security.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

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